BEIGENE, LTD.

SECOND AMENDED AND RESTATED 2018 EMPLOYEE SHARE PURCHASE PLAN
        The purpose of the BeiGene, Ltd. Second Amended and Restated 2018 Employee Share Purchase Plan (the "Plan") is to provide eligible employees of BeiGene, Ltd. (the "Company") and each Designated Subsidiary (as defined in Section 11) with opportunities to purchase Shares (either in the form of Ordinary Shares or ADSs). 7,355,315 Ordinary Shares (including the number of Ordinary Shares represented by ADSs purchased under the Plan) (representing approximately 0.95% (or less) of the issued share capital of the Company as at December 7, 2018, being the effective date of the shareholder approval of this second amended and restated Plan by the Board (the “Amended Effective Date”) in the aggregate have been approved and reserved for this purpose. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423(b) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and shall be interpreted in accordance with that intent.
        1.    Administration.    The Plan will be administered by the person or persons (the "Administrator") appointed by the Company's Board of Directors (the "Board") for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) decide all disputes arising in connection with the Plan; (v) implement any procedures, steps, additional or different requirements as may be necessary to comply with any local laws, including the laws of the People's Republic of China (the "PRC") and the other countries in which the Company operates, that may be applicable to this Plan, any Options or any related documents; and (vi) otherwise supervise the administration of the Plan, in its sole and absolute discretion and taking into account any matters in its sole and absolute discretion. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.
        2.    Offerings.    The Company will make one or more offerings to eligible employees to purchase Shares under the Plan ("Offerings"). Unless otherwise determined by the Administrator, the initial Offering will begin on the first business day occurring on or after September1, 2018 and will end on last business day occurring on or before February 28, 2019 (the "Initial Offering"). Thereafter, unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each March 1st and September 1st and will end on the last business day occurring on or before the following February 28th (or February 29th, if applicable) and August 31st, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed 27 months in duration.
        3.    Eligibility.    All individuals classified as employees on the payroll records of the Company and each Designated Subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the "Offering Date") they are employed by the Company or a Designated Subsidiary and have completed at least six months of employment. Participation shall not otherwise be subject to any minimum performance targets. Notwithstanding any other provision herein, individuals who are not classified as employees of the Company or a Designated Subsidiary for purposes of the Company's or applicable Designated Subsidiary's payroll system as of the Offering Date are not considered to be eligible employees of the Company or any Designated Subsidiary and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Subsidiary for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not classified as employees of the Company or a Designated Subsidiary on the Company's or Designated Subsidiary's payroll system as of the Offering Date to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.
        4.    Participation.
        (a)   An eligible employee who is not a Participant in any prior Offering may participate in a subsequent Offering by submitting an enrollment form to the Company at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).
        (b)    Enrollment.    The enrollment form will (a) state a whole percentage or the amount to be deducted from an eligible employee's Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Shares in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which Shares purchased for such individual are to be issued pursuant to Section 10, and (d) provide such other terms as required by the Company. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant's deductions and purchases will continue at the same percentage or amount of Compensation for future Offerings, provided he or she remains eligible.
        (c)   Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.
        5.    Employee Contributions.    Each eligible employee may authorize payroll deductions from his or her after tax Compensation at a minimum of 1 percent up to a maximum of 10 percent of such employee's Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions.
        6.    Deduction Changes.    Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least 15 business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.
        7.    Withdrawal.    A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to the Company. The Participant's withdrawal will be effective as of the next business day. Following a Participant's withdrawal, the Company will promptly refund such individual's entire account balance under the Plan to him or her (after payment for any Shares purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.
        8.    Grant of Options.    On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option ("Option") to purchase on the last day of such Offering (the "Exercise Date"), at the Option Price hereinafter provided for, the lowest of (a) a number of Shares determined by dividing such Participant's accumulated payroll deductions on such Exercise Date by the lower of (i) 85 percent of the Fair Market Value of the Shares on the Offering Date, or (ii) 85 percent of the Fair Market Value of the Shares on the Exercise Date, (b) a number of Shares determined by multiplying $2,083 by the number of full months in the Offering and dividing the result by the Fair Market Value on the Offering Date; or (c) such other lesser maximum number of Shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant's Option shall be exercisable only to the extent of such Participant's accumulated payroll deductions on the Exercise Date. The purchase price for each Share purchased under each Option (the "Option Price") will be 85 percent of the Fair Market Value of the Shares on the Offering Date or the Exercise Date, whichever is less.
        Notwithstanding the foregoing, no Participant may be granted an option hereunder if such Participant, immediately after the option was granted, would be treated as owning Shares possessing 5 percent or more of the total combined voting power or value of all classes of share capital of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the share ownership of a Participant, and all Shares which the Participant has a contractual right to purchase shall be treated as Shares owned by the Participant. In addition, no Participant may be granted an Option which permits his or her rights to purchase Shares under the Plan, and any other employee share purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Shares (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted. Furthermore, unless approved by the Company's shareholders in a general meeting, the total number of Ordinary Shares issued and to be issued upon the exercise of Options granted and to be granted under the Plan and any other plan of the Company to a Participant within any 12-month period shall not exceed 1% of the Ordinary Shares of the Company in issue at the date of any grant.
        9.    Exercise of Option and Purchase of Shares.    Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole Shares reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in a Participant's account at the end of an Offering solely by reason of the inability to purchase a fractional Share will be carried forward to the next Offering; any other balance remaining in a Participant's account at the end of an Offering will be refunded to the Participant promptly. Any Option granted but not exercised by the end of an Offering will automatically lapse and be cancelled. The Administrator may take all actions necessary to alter the method of Option exercise and the exchange and transmittal of proceeds with respect to Participants resident in the PRC not having permanent residence in a country other than the PRC in order to comply with applicable PRC foreign exchange and tax regulations, and any other applicable PRC laws and regulations.
        10.    Issuance of Certificates.    Certificates representing Shares purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.
        11.    Definitions.
        The term "ADSs" means American depositary shares. Each ADS represents 13 Ordinary Shares.
        The term "Change in Control" means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company's outstanding voting power and outstanding Shares immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding Shares or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Shares of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company's outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
        The term "Compensation" means the amount of base pay (including overtime and commissions, to the extent determined by the Administrator), prior to salary reduction pursuant to Sections 125, 132(f) or 401(k) of the Code, but excluding incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company share options, and similar items.
        The term "Designated Subsidiary" means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan. The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the shareholders. The current list of Designated Subsidiaries is attached hereto as Appendix A.
        The term "Fair Market Value of the Shares" on any given date means the fair market value of the Shares determined in good faith by the Administrator; provided, however, that if the ADSs are admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.
        The term "Ordinary Shares" means the ordinary shares, par value US$0.0001 per share, of the Company.
        The term "Parent" means a "parent corporation" with respect to the Company, as defined in Section 424(e) of the Code.
        The term "Participant" means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.
        The term "Shares" means the Ordinary Shares or ADSs, as the context so requires.
        The term "Subsidiary" means a "subsidiary corporation" with respect to the Company, as defined in Section 424(f) of the Code.
        12.    Rights on Termination of Employment.    If a Participant's employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the Participant and the balance in the Participant's account will be paid to such Participant or, in the case of such Participant's death, to his or her designated beneficiary as if such Participant had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary. An employee will not be deemed to have terminated employment for this purpose, if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.
        13.    Special Rules; Non-U.S. Employees.    Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan. Notwithstanding the preceding provisions of this Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a non-United States jurisdiction (without regard to whether they are also citizens or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the non-United States jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.
        14.    Optionees Not Shareholders.    Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the Shares covered by an Option under the Plan until such Shares have been purchased by and issued to him or her. Accordingly, Participants shall not have any voting rights, or rights to participate in any dividends or distributions (including those arising on a liquidation of the Company) declared or recommended or resolved to be paid to the shareholders on the register on a date prior to such Shares having been purchased by and issued to him or her.
        15.    Rights Not Transferable.    Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant's lifetime only by the Participant.
        16.    Application of Funds.    All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.
        17.    Adjustment in Case of Changes Affecting Shares; Change in Control.
        (a)   In the event of a subdivision of outstanding Shares, the payment of a dividend in Shares or any other change affecting the Shares, the number of Shares approved for the Plan and the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event.
        (b)   In the event of a Change in Control, each outstanding Option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Offering with respect to which such Option relates will be shortened by setting a new Exercise Date (the "New Exercise Date") on which such Offering Period shall end. The New Exercise Date will occur before the date of the proposed Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant's Option has been changed to the New Exercise Date and that the Participant's Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7 hereof.
        18.    Amendment of the Plan.    The Board may at any time and from time to time amend the Plan in any respect, except that without the approval of the shareholders, no amendment shall be made increasing the number of Ordinary Shares approved for the Plan or making any other change that would require shareholder approval in order for the Plan, as amended, to qualify as an "employee stock purchase plan" under Section 423(b) of the Code.
        19.    Insufficient Shares.    If the total number of Shares that would otherwise be purchased on any Exercise Date plus the number of Shares purchased under previous Offerings under the Plan exceeds the maximum number of Shares issuable under the Plan, the Shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Shares on such Exercise Date.
        20.    Termination of the Plan.    The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.
        21.    Application of Hong Kong Listing Rules.  Solely for the purposes of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”), to the extent that the Plan is deemed to be an option plan for the purposes of Chapter 17 of the Listing Rules, the number of Shares purchased by a Participant pursuant to Section 8 (the “Purchased Shares”) shall be deemed to comprise of (i) first, such number of Shares determined by dividing the Participant’s accumulated payroll deductions on the Exercise Date by the higher of (A) the Fair Market Value of the Shares on the Offering Date and (B) the average Fair Market Value of the Shares on the five business days immediately preceding the Offering Date (the “Deemed Option Shares”), and (ii) the number of Shares determined by deducting the Deemed Option Shares from the Purchased Shares, which shall be deemed to be a share award by the Company.
        22.    Governmental Regulations.    The Company's obligation to sell and deliver Shares under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such Shares. In the event that the Plan is terminated while any Option remains outstanding and unexercised, then any such Options shall lapse and be cancelled.
        23.    Participants' Compliance with Laws.    Participants shall comply with all applicable laws and regulations with respect to their participation in the Plan.
        24.    Governing Law.    This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Cayman Islands, applied without regard to conflict of law principles. In relation to any proceeding arising out of or in connection with this Plan, the Company and the Participants irrevocably submit to the exclusive jurisdiction of the Cayman Islands courts.
        25.    Issuance of Shares.    Shares may be issued upon exercise of an Option from authorized but unissued Shares, from Shares held in the treasury of the Company, or from any other proper source.
        26.    Tax Withholding.    Participation in the Plan is subject to any minimum required tax and/or social security withholding on income of the Participant in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes and/or social security from any payment of any kind otherwise due to the Participant, including Shares issuable under the Plan.
        27.    Notification Upon Sale of Shares.    Each Participant who is or may become subject to U.S. income tax agrees, by entering the Plan, to give the Company prompt notice of any disposition of Shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such Shares were purchased or within one year after the date such Shares were purchased.
        28.    Effective Date and Approval of Shareholders.    The Plan shall take effect on the later of the date it is adopted by the Board and the date it is approved by the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present (such date, the "Effective Date") and shall remain in effect for ten years from the Effective Date unless terminated earlier by the Board in accordance with Section 28.
DATE APPROVED BY SHAREHOLDERS: June 6, 2018
DATE OF APPROVAL OF AMENDED AND RESTATED PLAN BY BOARD OF DIRECTORS: August 7, 2018
DATE OF APPROVAL OF SECOND AMENDED AND RESTTED PLAN BY BOARD OF DIRECTORS: November 7, 2018
DATE OF APPROVAL OF SECOND AMENDED AND RESTTED PLAN BY SHAREHOLDERS: December 7, 2018

APPENDIX A
Designated Subsidiaries
BeiGene (Hong Kong) Co., Limited
BeiGene (Beijing) Co., Ltd.
BeiGene AUS PTY LTD.
BeiGene 101
BeiGene (Suzhou) Co., Ltd.
BeiGene USA, Inc.
BeiGene Biologics Co., Ltd.
BeiGene (Shanghai) Co., Ltd.
BeiGene Guangzhou Biologics Manufacturing Co., Ltd.
BeiGene (Guangzhou) Co., Ltd.
BeiGene Pharmaceutical (Shanghai) Co., Ltd.
BeiGene Switzerland GmbH
BeiGene Ireland Limited
Beijing Innerway Bio-tech Co., Ltd.
BeiGene Pharmaceuticals (Guangzhou) Co., Ltd.

1